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                                                                     Exhibit 5.1


                        [COOLEY GODWARD LLP LETTERHEAD]


January 31, 2003


PACIFICARE HEALTH SYSTEMS, INC.
3120 Lake Center Drive
Santa Ana, California 92704

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by PACIFICARE HEALTH SYSTEMS, INC., a Delaware corporation (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission, pursuant to which the Company is registering for resale under the Securities Act of 1933, as amended, an aggregate of $135,000,000 principal amount of the Company's 3% Convertible Subordinated Debentures due 2032 (the "Debentures") and up to 3,214,283 shares of common stock issuable upon conversion thereof (the "Shares"), on behalf of the holders of the Debentures. The Debentures were issued pursuant to the Indenture dated November 22, 2002 between the Company and U.S. Bank National Association (formerly State Street Bank and Trust Company, N.A.).

In connection with this opinion, we have examined copies of the Indenture, the Debentures and such other documents and have made such other inquiries and investigations of law as we have deemed necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Except with respect to our opinion as to the Debentures constituting valid and binding obligations, which is provided solely with respect to the laws of the State of New York, our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing and in reliance thereon, we are of the opinion that (i) the Debentures constitute valid and binding obligations of the Company, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and (ii) following the issuance upon conversion of the Debentures in accordance with their terms, the Shares will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP



By: /s/ Barbara L. Borden
   ___________________________
      Barbara L. Borden